FOR IMMEDIATE RELEASE
July 14, 2005

Cintas Corporation Reports 36th Consecutive Year of Growth
in Revenue and Earnings

•	Total Revenue reaches $3.07 billion, a 9 percent increase

•	Total Earnings exceed $300 million, a 10 percent increase

•	Fourth Quarter metrics strong:

°	Organic Rental Revenue Growth Increases to 8.0 percent

°	Organic Revenue Growth reaches 7.5 percent for total company

°	Achieved After-tax Margins of 10.3 percent of revenue

CINCINNATI, July 14, 2005 — Cintas Corporation (Nasdaq:CTAS) today reported record revenue for fiscal 2005 of $3.07 billion, a 9 percent increase from last year’s $2.81 billion. Net income of $300.5 million increased 10.4 percent from $272.2 million last year and earnings per share of $1.74 increased 10.1 percent from $1.58 last year.

Scott D. Farmer, President and Chief Executive Officer, stated “On behalf of our employee-partners, I am pleased to report our 36th consecutive year of growth in sales and profits for Cintas. This accomplishment is a testament to the men and women of Cintas who are constantly striving to maximize the long-term value of Cintas for our shareholders. In addition to achieving this milestone, our profit margins improved as a percentage of revenue, and our balance sheet strengthened, with cash and marketable securities increasing 22 percent while debt balances continued to decline from the prior year. We are pleased with the contributions from all our business divisions as we become a more valuable resource to our customers as “The Service Professionals”. Every business in the United States and Canada can use at least one of Cintas’ valued services — whether they want to rent or buy uniforms, or hire us to handle their entrance mats, restroom supply services, first aid, safety and fire protection services or document management services.”

Record Fourth Quarter Results

Mr. Farmer continued, “Our rental revenue grew 8.0 percent on an organic basis, up from an organic growth rate of 7.5 percent in the third quarter on a comparable workday basis. This is the seventh consecutive quarter of increasing organic growth in rental revenue, the largest segment of our business. Other services revenue, which is primarily the sale of uniforms and first aid and safety products and services, rose 13.4 percent in the quarter, and 5.7 percent organically. Total revenue for the Company increased 9.6 percent, of which 7.5 percent was organic growth.”

Mr. Farmer said, “For the quarter, our gross margins were a solid 43.1 percent versus 42.0 percent of revenue in the fourth quarter last year. This was achieved despite higher energy prices. In the quarter, selling, general and administrative costs increased to 26.3 percent from 25.7 percent of revenue in the fourth quarter last year, primarily as a result of higher healthcare benefit costs and increases in sales and marketing programs. Most importantly, our after-tax margins were 10.3 percent of revenue, a healthy increase compared to 9.9 percent last year.”

Strong Balance Sheet

The Company’s balance sheet continues to strengthen. Debt to total capitalization was 18.3 percent as of May 31, 2005, versus 20.4 percent as of May 31, 2004. Cash and marketable securities climbed to approximately $310 million as of May 31, 2005, compared to $254 million a year ago, or a 22 percent increase. Total shareholders’ equity was $2.1 billion as of May 31, 2005.

Mr. Farmer commented, “On May 2, 2005, the Company announced that the Board of Directors authorized a $500 million stock repurchase program at market prices. Through May 31, the Company purchased approximately 1.5 million shares. Subsequent to May 31, the Company purchased an additional 2.4 million shares. The Company has paid an average price of $39.27 per share. Excess cash will continue to be used for acquisitions, new business initiatives, expansion of facilities and share repurchases in order to maximize the long-term value of Cintas for our shareholders and working partners”.

Outlook

Mr. Farmer commented, “We expect revenue for fiscal 2006 in the range of $3.35 billion to $3.45 billion, with full year earnings per share (diluted) in the range of $1.95 to $2.05, assuming a continued improvement in the economy. This range includes the impact of the reduction in shares outstanding due to the stock repurchases to date.”

Mr. Farmer continued, “We believe our top line growth and bottom line profits will continue to strengthen as U.S. employment strengthens and customers rely on us for one or more of our services. We believe the future looks bright for Cintas. We have a growth mindset and we intend to continue our uninterrupted track record of consecutive growth in sales and profits.”

Recognition

As a result of the dedication and commitment of Cintas’ employee-partners, the Company received recognition as a financially successful, philanthropic business and good corporate citizen. Fiscal 2005 recognition included the following:

•	Named among world’s 400 “Most Attractive Big Public Companies for Investors” by Forbes magazine.

•	Recognized by Fortune magazine as “America’s Most Admired Company” in the Diversified Outsourcing Services Sector. This is the fifth year that Cintas made the prestigious list.

•	Ranked as one of Oregon’s Top Employers for fifth consecutive year.

•	Named one of the Best Employers in British Columbia.

•	Received the Service Partnership Award from Chesterfield County (Virginia) for exemplifying excellence in hiring, accommodating and servicing individuals with disabilities.

•	Launched “Operation: Cintas Cares” to aid victims of tsunami disaster in South Asia.

•	Received Good Corporate Citizen Certificate for wastewater compliance by the Los Angeles County Sanitation District.

•	Presented “Image of the Year Award” for integration of uniform designs and functionality in supporting customers’ business plans.

•	Named Best Uniform Supplier to the Food Industry by Food Processing Magazine.

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 36 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, outcome of pending environmental matters, the cost, results and timely completion of assessment and remediation of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer--513-573-4211
Karen L. Carnahan, Vice President and Treasurer--513-573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
Audited
(In thousands except per share data)

	Three Months Ended			Twelve Months Ended
	May 31, 2005	May 31, 2004	% Chng.	May 31, 2005	May 31, 2004	% Chng.
Revenue:
Rentals	$615,311	$567,071	8.5	$2,363,397	$2,201,405	7.4
Other services	193,935	171,083	13.4	703,886	612,654	14.9

Total revenue	$809,246	$738,154	9.6	$3,067,283	$2,814,059	9.0

Costs and expenses (income):
Cost of rentals	$334,225	$315,687	5.9	$1,295,992	$1,222,638	6.0
Cost of other services	126,509	112,571	12.4	466,532	404,929	15.2
Selling and administrative expenses	213,080	189,515	12.4	810,232	727,618	11.4
Interest income	(2,129)	(871)	144.4	(6,914)	(2,650)	160.9
Interest expense	5,898	5,795	1.8	24,448	25,101	-2.6
Write-off of loan receivable	--	--	NA	--	4,343	N/A

Total costs and expenses	$677,583	$622,697	8.8	$2,590,290	$2,381,979	8.7

Income before income taxes	$131,663	$115,457	14.0	$476,993	$432,080	10.4
Income taxes	48,703	42,729	14.0	176,475	159,875	10.4

Net income	$82,960	$72,728	14.1	$300,518	$272,205	10.4

Per share data:
Basic earnings per share	$0.48	$0.42	14.3	$1.75	$1.59	10.1

Diluted earnings per share	$0.48	$0.42	14.3	$1.74	$1.58	10.1

Basic shares outstanding	171,828	171,299		171,679	170,960
Diluted shares outstanding	172,490	172,666		172,649	172,372

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Twelve Months Ended
	May 31, 2005	May 31, 2004	% Chng.	May 31, 2005	May 31, 2004	% Chng.
Rentals gross margin	45.7%	44.3%		45.2%	44.5%
Other services gross margin	34.8%	34.2%		33.7%	33.9%
Total gross margin	43.1%	42.0%		42.5%	42.2%
Net margin	10.3%	9.9%		9.8%	9.7%

Depreciation and amortization	$37,990	$36,064	5.3	$148,175	$143,259	3.4
Capital expenditures	$39,771	$27,869	42.7	$140,727	$112,888	24.7

Debt to total capitalization	18.3%	20.4%		18.3%	20.4%

Cintas Corporation
Consolidated Condensed Balance Sheets
Audited
(In thousands except share data)

	May 31, 2005	May 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$43,196	$87,357
Marketable securities	266,232	166,964
Accounts receivable, net	326,896	285,592
Inventories, net	216,412	188,688
Uniforms and other rental items in service	305,450	298,247
Prepaid expenses	8,358	7,395

Total current assets	1,166,544	1,034,243

Property and equipment, at cost, net	817,198	785,310

Goodwill	889,538	805,441
Service contracts, net	146,596	144,664
Other assets, net	39,868	40,639

	$3,059,744	$2,810,297

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$69,296	$53,451
Accrued compensation & related liabilities	38,710	31,804
Accrued liabilities	166,428	146,226
Income taxes:
Current	32,864	36,640
Deferred	41,883	47,042
Long-term debt due within one year	7,300	10,523

Total current liabilities	356,481	325,686

Long-term debt due after one year	465,291	473,685

Deferred income taxes	133,837	122,957

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares
authorized
2005: 172,127,520 shares issued and 170,658,601
shares outstanding
2004: 171,377,679 shares issued and outstanding	114,171	94,569
Retained earnings	2,035,992	1,790,547
Treasury stock	(58,204)	--
2005: 1,468,901 shares; 2004: 0 shares
Other accumulated comprehensive income (loss):
Foreign currency translation	13,507	4,474
Unrealized loss on derivatives	(1,331)	(1,621)

Total shareholders' equity	2,104,135	1,887,969

	$3,059,744	$2,810,297

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
Audited
(In thousands)

	Twelve Months Ended
	May 31, 2005	May 31, 2004
Cash flows from operating activities:

Net income	$300,518	$272,205

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	119,813	117,285
Amortization of deferred charges	28,362	25,974
Deferred income taxes	4,191	15,839
Change in current assets and liabilities,
net of acquisitions of businesses:
Accounts receivable	(36,317)	(488)
Inventories	(26,321)	48,033
Uniforms and other rental items in service	(7,168)	2,744
Prepaid expenses	(892)	246
Accounts payable	15,727	(3,223)
Accrued compensation and related liabilities	6,906	6,552
Accrued liabilities	12,444	4,429
Income taxes payable	(3,050)	20,113

Net cash provided by operating activities	414,213	509,709

Cash flows from investing activities:
Capital expenditures	(140,727)	(112,888)
Proceeds from sale or redemption of marketable securities	102,997	48,078
Purchase of marketable securities	(202,265)	(189,622)
Acquisitions of businesses, net of cash acquired	(109,076)	(101,654)
Other	(1,663)	12,282

Net cash used in investing activities	(350,734)	(343,804)

Cash flows from financing activities:

Repayment of long-term debt	(10,575)	(68,764)
Stock options exercised	4,621	5,868
Dividends paid	(54,968)	(49,634)
Repurchase of common stock	(58,204)	--
Other	11,486	1,743

Net cash used in financing activities	(107,640)	(110,787)

Net (decrease)/increase in cash and cash equivalents
	(44,161)	55,118
Cash and cash equivalents at beginning of period	87,357	32,239

Cash and cash equivalents at end of period	$43,196	$87,357